SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 22, 2010 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

5900 Princess Garden Parkway,
7th Floor
Lanham, Maryland 20706
(Address of principal executive offices)

(301) 306-1111
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02.                      Non-reliance on previously issued financial statements or a related audit report or completed interim review

On July 22, 2010, management and the Audit Committee of the Board of Directors of Radio One, Inc., a Delaware corporation (“Radio One” or the "Company"), concluded that (1) it is necessary to restate the Company’s consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 and for each quarterly financial reporting period from January 1, 2009 through March 31, 2010 and, (2) the Company’s consolidated financial statements and any related reports of Ernst & Young LLP for these periods should no longer be relied upon.

As discussed more fully below, the restatement is solely the result of an error of measurement and classification of a noncontrolling interest in Reach Media, Inc. (“Reach Media”) as presented on the consolidated balance sheet and on the consolidated statement of changes in stockholders’ equity. The effects of this error overstated consolidated stockholders’ equity and understated mezzanine equity at the end of each reporting period by equal amounts. The adjustment will not affect any previously reported financial results in the consolidated statements of operations or consolidated statements of cash flows for the Company, and, hence, will not affect previously reported net income or earnings per share.

As part of the Company’s acquisition of a controlling 51% ownership interest in Reach Media in 2005, the noncontrolling shareholders of Reach Media were granted the right to require Reach Media, a consolidated subsidiary of the Company, to purchase all or a portion of their shares at the then current fair market value for such shares during the 30 day period beginning on February 28, 2012 and each anniversary thereafter (‘the Put Right”).  The purchase price for such shares may be paid in cash and/or registered Class D Common Stock of Radio One, at the sole discretion of Radio One.  Because the Company cannot ensure that it will be able to settle the Put Right in registered shares, for accounting purposes the Put Right is presumed to be settlable only in cash. Accordingly, the noncontrolling interests are considered to be instruments that are redeemable at the option of the holders for cash, and, in accordance with generally accepted accounting principles for public companies, the noncontrolling interests should be classified outside of permanent equity (i.e., in “mezzanine equity”).  In its previously filed consolidated financial statements, the Company classified the noncontrolling interests as a component of permanent equity. Because the noncontrolling interests in Reach Media will become redeemable on February 28, 2012, the Company must elect to subsequently measure the noncontrolling interest to its expected redemption value by either accreting changes in the redemption value from the date of issuance to the earliest redemption date using an appropriate methodology or by recognizing changes in the redemption value immediately as they occur as if the end of the reporting period was the redemption date.

The Company did not initially record the noncontrolling interests at fair value nor elect an accounting policy to account for subsequent changes in the estimated redemption amount.  Rather, the Company recorded and continues to report the noncontrolling interest at its historical cost basis adjusted for the portion of earnings attributable to the noncontrolling interests. The reported carrying value of the noncontrolling interests was approximately $6 million at March 31, 2010. The estimated redemption value of the noncontrolling interests is estimated to range from $40 to $50 million if redemption were to occur on March 31, 2010. Accordingly, the Company expects to reduce consolidated stockholders’ equity at March 31, 2010 by $34 to $44 million in connection with the restatement, and to record corresponding increases to mezzanine equity.

The Company’s consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 were included in the Annual Report on Form 10-K for the year ended December 31, 2009 that the Company filed with the Securities and Exchange Commission (the "SEC") on April 1, 2010. The Company will include its restated consolidated financial statements in an amended Annual Report on Form 10-K/A that it will file with the SEC as promptly as practicable.

The Company’s consolidated financial statements for the quarters ended March 31, 2010, September 30, 2009, June 30, 2009 and March 31, 2009 were included in the Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") on May 17, 2010, November 9, 2009, August 7, 2009 and May 11, 2009, respectively. The Company will include its restated consolidated financial statements in amended Quarterly Reports on Forms 10-Q/A that it will file with the SEC as promptly as practicable.

The determination to restate the Company’s consolidated financial statements was made following a thorough review of the Company’s consolidated financial statements. Authorized officers of the Company have discussed the matters disclosed above with Ernst & Young LLP, the Company’s independent registered public accounting firm.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson
July 27, 2010	Peter D. Thompson
Chief Financial Officer and Principal Accounting Officer